Exhibit 10.1

DATE THE 1ST DAY OF FEBRUARY, 2018

BETWEEN

TECHNOVATIVE GROUP, INC.

(the “Company”)

And

KEWEI, HUANG

(the “Appointee”)

SERVICE AGREEMENT

THIS AGREEMENT is made on 23rd day of JANUARY, 2018

BETWEEN:-

(1)	TECHNOVATIVE GROUP, INC. (the “TEHG”), a company incorporated in United States of America (“USA”) and having its registered address at Unit 701, 7/F, Tower 2, Silvercord, 30 Canton Road, Tsimshasui, Hong Kong. (the “Company”);

(2)	KEWEI, HUANG (NRIC No.: E5139846E) of No.03-07-05, Tower 3, UOA Business Park, No.1, Jalan Pengaturcara U1/51A, Section U1, 40150 Shah Alam, Malaysia (the “Appointee”);

WHEREAS the Company is desirous of appointing the Appointee as the Chief Technology Officer upon the terms and subject to the conditions hereinafter appearing.

NOW IT IS HEREBY AGREED as follows :-

	1.	DEFINITIONS AND INTERPRETATIONS

In this Agreement, unless the subject or context otherwise requires:-

		1.1	the following words and expressions shall have the following meanings:-

“Business” means the business of the Company and such other business as the Company may decide to undertake (whether on its own or through its Subsidiaries) from time to time;

“computer output” includes a statement or representation (whether in written, printed, pictorial, graphical or other form) purporting to be a statement or representation of fact;

(a) produced by a computer; or

(b) translated from a statement or representation so produced;

“computer program” includes data representing instructions or statements that, when executed in a computer, causes the computer to perform a function;

“computer service” includes computer time, data processing and the storage or retrieval of data;

“Confidential Information” shall mean all information and data (whether recorded or not and, if recorded, in whatever form on whatever media and by whomsoever recorded) relating to all or any part of the business, organization, operations, dealings, property, assets. technology, activities, services, financial affairs, management and administration of the Company and/or its Subsidiaries and which is confidential to the Company and/or its Subsidiaries or treated as confidential, including, without limitation, technical information, client lists, trade names, trademarks, service marks or other proprietary business designations used or owned by the Company and/or its Subsidiaries but shall not include information or material in the public domain;

“data” includes representations of information or of concepts that are being prepared or have been prepared in a form suitable for use in a computer;

“Group” means TEHG, its Subsidiaries and related corporations;

“Intellectual Property Rights” means:-

(a) trademarks, service marks, registered designs, applications for any of those rights, trade and business names (including internet domain names and e-mail address names), unregistered trademarks and service marks, copyrights, database rights, know-how, rights in designs, inventions and patents, in whatever form on whatever media including computer output, computer program and computer service;

(b) rights under licenses, consents, orders, statutes or otherwise in relation to a right in paragraph (a) and

(c) Right of the same or similar effect or nature as or to those in paragraphs (a) and (b);

“Inventions” shall mean all patentable and non-patentable inventions, discoveries and improvements, processes and know-how, copyright works (including without limitation computer programs,) new designs and the like discovered or created by the Appointee in the course of his employment or discovered or created as a result (whether directly or indirectly) of anything done by him in pursuance of his duties hereunder and/or based (directly or indirectly) on any item of the Confidential Information;

	1.2	any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or reenacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into hereunder or in connection with this Agreement;

	1.3	references to Clauses and Appendices are to the clauses of and the appendices to this Agreement;

	1.4	the headings in this Agreement are for convenience only and shall not affect the interpretation hereof; and

	1.5	unless the context otherwise requires, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate and the use of any gender shall include all genders.

2.	APPOINTMENT

The Company hereby appoints the Appointee, and the Appointee hereby accepts the appointment to work for the Company as the Group Chief Technology Officer or in such other office or offices of any company in the Group as the board of directors of the Company (the “Board”) may from time to time direct. The term of this Agreement shall be effective (the “Effective Date”) from 23rd January, 2018 until 22nd January, 2020 (both dates inclusive) or until terminated in accordance with Clause 9.1, whichever is the earlier (the “Employment Period”)

3.	DUTIES OF APPOINTEE

The Appointee shall devote substantially the whole of his time, attention and skill to the duties of his office and shall faithfully and diligently perform such duties (which may include assuming an executive post or position on the board of directors of Subsidiaries of the Company and assuming such other executive or management positions in Subsidiaries of the Company) and exercise such powers as may from time to time be assigned to or vested in him and shall obey all reasonable and lawful directions given to him by or under the authority of the Board and shall use his best endeavours to promote the interests of the Company and its Subsidiaries.

4.	REMUNERATION

	4.1	廣州市合度信息技術有限責任公司 (the “Hedu”) a subsidiary of TEHG shall pay on behalf of the Company to the Appointee during the continuance of his employment hereunder a monthly salary of RMB35,000 which shall be subject to the review and adjustment approved by the Group’s Compensation Committee, which shall be payable in arrears on the last working day of each month. This salary may be reviewed yearly at the discretion of the Board of Directors. In the event of any increase of salary being determined by the Board the increase shall thereafter have effect as if it were specifically provided for as a term of this Agreement.

	4.2	TEHG shall, during the continuance of the employment of the Appointee, pay the Appointee a yearly bonus equivalent to one month’s salary. If this Agreement is terminated before the end of a financial year pursuant to the expiry of the term of this Agreement in accordance with Clause 2 above, the amount of yearly bonus payable to him shall be proportionate to the period of his employment hereunder in that financial year.

	4.3	TEHG may, during the continuance of the employment of the Appointee, pay to the Appointee a discretionary bonus in addition to Clauses 4.2 Such discretionary bonus is to be recommended by the Group’s Compensation Committee and approved by the Board of Directors.

5.	NON-COMPETITION

	5.1	The Appointee hereby irrevocably and unconditionally covenants and agrees with and undertakes to the Company that he shall not at any time during the period of his employment with the Company and for a period of one year thereafter, whether or not his employment with the Company has been terminated by the Company or otherwise:-

		5.1.1	be directly or indirectly engaged or concerned in (whether as an employee, agent, independent contractor or otherwise) the conduct of any business competing directly or indirectly with the Affected Business within the Territory;

5.1.2	carry on for his own account either alone or in partnership or be concerned as a director or shareholder in any company engaged in any business competing directly or indirectly with the Affected Business within the Territory;

5.1.3	assist any person, firm or company with technical advice in relation to any business competing directly or indirectly with the Affected Business within the Territory;

5.1.4	solicit or entice away or attempt to solicit or entice away from the Group the custom of any person, firm, company or organization who shall at any time have been a customer. client, distributor or agent of the Group or in the habit of dealing with the Group;

5.1.5	solicit or entice away or attempt to solicit or entice away from the Group any person who ls an officer, manager or employee of the Group whether or not such person would commit a breach of his contract of employment by reason of leaving the Group;

5.1.6	in relation to any trade, business or company, use any name in such a way as to be capable of or likely to be confused with the name of any member of the Group and shall use all reasonable endeavours to procure that no such name shall be used by any other person, firm or company;

5.1.7	assist with technical advice any person, firm or company engaged in the manufacture and/or marketing of any product(s) or service(s) in competition with the Group which is likely to involve the disclosure or use by the Appointee of trade secrets of the Group; and

5.1.8	otherwise be interested, directly or indirectly, in any business competing with the Affected Business within the Territory;

with the intent that each of these restrictions shall constitute an entirely separate and independent restriction on the Appointee.

5.2	For the purpose of Clause 5.1, the following definitions shall apply:-

“Affected Business” means (a) the business as carried on by any member of the Group; and (b) any business which the Group is contemplating entering into at the time of the termination of the Appointee’s employment in the Company in respect of which (i) a formal and reasonably detailed business plan has been prepared by the management of the relevant Group Company and has not been rejected by the management of the relevant Group Company; or (ii) there have been substantive discussions by the Board of the relevant Group Company on such business, as at the date of termination of the Appointee’s employment with the Company; and “Territory’’ means the Asia Pacific (including but not limited to, Singapore, Malaysia, Hong Kong, Philippines, Indonesia, Taiwan, People Republic of China, and Taiwan) and the United States of America and/or in any other country in which the Group has operations as at the date of termination of the Appointee’s employment with the Company.

5.3	The Appointee shall not by any means and at any time (whether during or after his employment), use any information whatsoever which he may possess during the course of his appointment/employment with the Company in any manner which may cause loss or injury to the Group and should he come into possession of any confidential information or trade secrets, he undertakes irrevocably and unconditionally not to disclose these to any party at any time (whether during or after his appointment/employment) without the Company’s prior written consent unless or until the information is in the public domain through no act or omission of the Appointee and through no breach or default of any other person under an obligation of confidentiality in respect of such information, whereupon lo the extent that it is public this obligation shall cease.

5.4	Provided that while the restrictions in Clauses 5.1 and 5.3 are considered to be reasonable in all the circumstances it is agreed between the Company and the Appointee that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Group’s legitimate interest but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner then the restriction shall apply with such deletions, restrictions or limitations, as the case may be.

6.	INTELLECTUAL PROPERTY RIGHTS

The Appointee irrevocably and unconditionally recognizes, covenants and agrees with and undertakes to the Company that:-

	6.1	The Intellectual Property Rights are the sole property of the Company and/or its Subsidiaries (as the case may be) and that the Intellectual Property Rights which arise in the course of the Business shall belong to the Company and/or its Subsidiaries (as the case may be).

	6.2	Notwithstanding any originality, effort, expense and skill originating from the Appointee during the term of the employment, the Appointee shall not during or after his employment have any right, title or interest in or to the Intellectual Property Rights (by themselves or in combination with any other literary, dramatic, musical or artistic work including computer program, computer output, computer service and data) and any goodwill arising through any use thereof, and that all such right, title or interest shall be vested legally and exclusively in the Company and/or its Subsidiaries (as the case may be).

	6.3	In the event any Intellectual Property Rights shall vest or shall come to vest in the Appointee at any time as a result (whether directly or indirectly) of the operation of law or of anything done by him in pursuance of his employment under the laws of U.S. State of Delaware and all other countries, the Appointee shall be deemed to have immediately assigned all such Intellectual Property Rights absolutely to the Company for the full term during which such Intellectual Property Rights shall subsist and this Agreement shall constitute the written assignment of the same.

	6.4	The Appointee shall forthwith upon demand at the expense of the Company execute all documents and do all such acts and things required to vest or perfect any vesting of all Intellectual Property Rights legally and exclusively in the Company or any nominee or assignee of the Company (as the Company shall direct).

	6.5	The Appointee shall not without the Company’s prior written consent enter into any arrangement whereunder any third party is commissioned or appointed (in his own capacity or as agent for the Appointee) to assist the Appointee in any manner that may confer any intellectual property right (including, without limitation, the Intellectual Property Rights) , interest or title upon such third party. Notwithstanding the foregoing, the Appointee shall forthwith upon demand secure the valid assignment of such intellectual property right, interest or title assignment or licenses from such third party upon terms acceptable to the Company so that the said rights may vest legally and exclusively in the Company or any nominee or assignee of the Company.

7.	BENEFITS

7.1 The Company shall at its own expense reimburse the Appointee all travelling, hotel, entertainment and other out-of-pocket expenses reasonably incurred by him in the discharge of his duties hereunder. In respect of business trips overseas, the Appointee shall be entitled to be reimbursed to the extent of the return economy class airfare for all flights taken by him.

7.2 The Appointee shall be entitled to all other remuneration and benefits generally available to employees of the Company or as the Board of Directors shall from time to time determine, including the right to participate in the Company’s employee share option scheme(s) from time to time in accordance with its/their terms.

8.	LEAVE

8.1 The Appointee shall be initially entitled without loss of remuneration to 21 days leave a year (in addition to public holidays in the People’s Republic of China where the Appointee’s office is located), such leave to be taken at such time or times as may be approved by the Board of Directors.

8.2 The Appointee shall be entitled to carry forward the balance of his leave entitlement in one year to the following year, provided always that in any one year, no more than five days may be carried forward from the preceding one year. Waiver of the leave days carried forward may be arranged on a discretionary basis.

9.	TERMINATION

	9.1	This Agreement shall be subject to termination by the Company (without prejudice to and in addition to any other remedy):-

		9.1.1	by not less than three months’ written notice (or 3 months’ salary payment in lieu of notice) given at any time while the Appointee is incapacitated by reason of ill-health or accident from performing his duties hereunder and where the Appointee shall have been so incapacitated for a total period of 60 days or more (whether or not consecutive) in the preceding 12 months; or

		9.1.2	by summary notice if the Appointee shall have committed any serious breach or have repeated or have continued (after warning) any material breach of his obligations hereunder or shall have been guilty of conduct tending to bring himself or the Company into disrepute or shall become insolvent or unable to pay his debts as they fall due or if any petition is presented by any person for the bankruptcy of the Appointee or if the Appointee shall make any arrangement with creditors for liquidation of his debts by composition or otherwise or if any distress execution or attachment shall be levied upon or issued against any of the property or assets of the Appointee then and in any of the said cases or shall have been convicted of a criminal offence under any applicable law.

	9.2	Upon termination of this Agreement for whatever reason:

		9.2.1	the Appointee shall immediately and without claim for compensation resign from all positions and offices held in the Company (save as provided in Clause 9.1.1 above);

		9.2.2	the Appointee shall deliver to the Company in proper order and condition all books, documents, papers, materials and any other property or assets relating to the business or affairs of the Company which may then be in the Appointee’s possession or under his control; and

		9.2.3	the Appointee shall not at any time thereafter represent himself as being in any way connected with the business of the Company.

10.	CONFIDENTIALITY

	10.1	Appointee’s Obligations

The Appointee covenants and agrees with and undertakes to the Company for the benefit of the Company that:-

		10.1.1	The Appointee shall not by any means and at any time (whether during or after his employment) use any Confidential Information or trade secret whatsoever which he may obtain in connection with his employment in the Company in any manner which may cause detriment, loss or injury to the Company, or disclose to any other party at any time any such Confidential Information or trade secrets in his possession or control unless or until it is in the public domain through no act or omission of the Appointee or his agents, whereupon to the extent that it is public this obligation shall cease.

		10.1.2	All communications between the Appointee and the Company and all Confidential Information and other material supplied to or received by the Appointee arising from or in connection with his employment with the Company and any information concerning the business transactions or the financial arrangements of the Company and/or its Subsidiaries or of any person with whom the Company is in a confidential relationship coming to the knowledge of the Appointee shall be kept confidential by the Appointee unless or until compelled to disclose by judicial or administrative procedures or by other requirements of law, or if the Appointee can reasonably demonstrate that it is (or part of it is), in the public domain through no act or omission of the Appointee or his agents, whereupon, to the extent that it is public, this obligation shall cease.

		10.1.3	All documents (including copies), diskettes, tapes and other material (in whatsoever medium) held by the Appointee containing or referring to Confidential Information or relating to the affairs and business of the Company and/or its Subsidiaries (whether or not prepared by the Appointee or supplied by the Company) shall be the property of the Company and/or its Subsidiaries (as the case may be).

10.1.4	The Appointee shall hold the whole of the Confidential Information as the property of the Company and/or its Subsidiaries (as the case may be) and deliver up to the Company forthwith upon demand all confidential documents, and in any event, not later than seven days from the date of termination of the Appointee’s employment, whether requested to do so or not. The Appointee shall further destroy all its notes and reports on the Confidential Information in his possession or custody;

10.1.5	The Appointee shall ensure that proper and secure storage is provided for documents containing the Confidential Information at all times whilst the same are in the possession or under control of the Appointee; and

10.1.6	The Appointee shall take all steps necessary to prevent accidental disclosure of the Confidential Information to a third party.

10.1.7	In the event that the Company obtains trade secrets or other Confidential Information from any third party, the Appointee shall not without the consent of the Company at any time (either during his employment hereunder or after its termination) infringe restrictions on disclosure agreed to by the Company and made known to the Appointee.

10.1.8	The Appointee has a fiduciary obligation of confidentiality to the Company and its Subsidiaries in relation to the Confidential Information.

10.1.9	The obligations contained in this Clause 10 shall endure, even after the termination of the Appointee’s appointment, without limit in point of time except and until any Confidential Information enters the public domain as set out above.

10.2	Provision of Information to Third Parties

If the Company consents pursuant to Clause 10.1.1 to the Confidential Information being made available to a third party then before so doing the Appointee shall ensure that the third party having access to the Confidential Information:-

	10.2.1	understands that the Confidential Information is confidential and of a proprietary nature;

	10.2.2	executes a confidentiality agreement on the same terms and conditions mutatis mutandis as are contained in this Agreement or upon other terms acceptable to the Company; and

	10.2.3	does not discuss, confirm the existence of, or supply the Confidential Information with or to any person who has not been authorized by the Company to receive it or who has not signed a confidentiality agreement in the terms set out in Clause 10.2.2.

10.3	Injunctive Relief and Enforcement

	10.3.1	Due to the special and unique nature of the Confidential Information, the Appointee covenants and agrees with and undertakes that the Company shall be entitled to seek immediate equitable remedies, including but not limited to, restraining orders and injunctive relief in order to safeguard such proprietary, confidential, unique, and special information of the Company and its Subsidiaries and that money damages alone would be an insufficient remedy with which to compensate the Company and/or its Subsidiaries for any breach of the Appointee’s confidential obligations.

	10.3.2	The Appointee hereby agrees that in the event that it is necessary for the Company to Institute any proceedings for an injunction then, if successful in such action, all costs incurred by the Company on a solicitor/client basis in connection with such proceedings shall be recoverable from the Appointee as a debt.

	10.3.3	The parties hereto agree that:-

(a) The Company shall be entitled to enforce the provisions of this Agreement with respect to any of the Confidential Information; and

(b) The Appointee recognizes that the remedy at law for any breach by him of the terms of this Agreement may be inadequate and the Company shall be entitled to equitable remedies in the event of any breach.

11.	INDEMNITY

The Appointee shall indemnify the Company (or its nominee), and its respective officers and each of them and keep the Company (or its nominee) and its respective officers and each of them indemnified from all costs damages losses and expenses whatsoever (including legal costs on a full indemnity basis) which the Company (or its nominee) and/or its respective officers and each of them may suffer, bear, incur or pay either directly or indirectly as a result of or incidental to any breach of this Agreement.

12.	MISCELLANEOUS

12.1	Notices by either party must be given by registered letter or by facsimile message addressed to the other party at (in the case of the company) its registered office for the time being and (in the case of the Appointee) his last known address or sent to their respective facsimile numbers set out above and any such notice given by letter or facsimile shall be deemed to have been given at the time at which the letter or facsimile would be delivered in the ordinary course of post or transmission as the case may be.

12.2	The expiration or determination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof which in accordance with their terms are expressed to operate or have effect after the expiration or determination of this Agreement.

12.3	This Agreement constitutes the entire agreement between the parties with respect to the subject matters hereof and there are no representations, understandings or agreements relative hereto which are not fully expressed herein.

12.4	In the event that any term condition or provision of this Agreement is held to be in violation of any applicable law, statute or regulation the same shall be deemed to be deleted from this Agreement and shall be of no force and effect and this Agreement shall remain In full force and effect as if such term condition or provision had not originally been contained in this Agreement.

12.5	The Appointee hereby agrees with and undertakes to the Company to do all such other acts and things and to sign and execute (or process the signing and execution of) all such documents and instruments as may be necessary or expedient or requested by the Company to give effect to the terms of this Agreement.

13.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and be construed in accordance with the laws of U.S. State of Delaware and the parties hereto submit to the non-exclusive jurisdiction of the Courts in U.S. State of Delaware.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first written above.

The Company

SIGNED BY	)

/s/ Nicolas Lin	)
for and on behalf of	)
TECHNOVATIVE GROUP, INC.	)
in the presence of:	)

SIGNED BY	)

/s/ Kewei Huang
KEWEI, HUANG	)
in the presence of:	)